Exhibit 99.1
Contact:
Curt Stoelting
CEO
Pete Nicholson
CFO
ph: 630-573-7200

RC2 Reports 2009 Fourth Quarter and Full Year Results
and Provides Preliminary Outlook for 2010

●	Higher Net Income in both 2009 Fourth Quarter and Full Year vs. 2008
●	Cash Flow from Operations in 2009 of $62.8 million
●	Organic sales growth in Mom, Infant and Toddler Products Category in both 2009 Fourth Quarter and Full Year, expected to continue in calendar 2010 and 2011
●	Transition in 2010 for Preschool, Youth and Adult Products Category expected to result in overall lower net sales and profits during first half of 2010; strong organic growth in preschool product lines expected in 2011

Oak Brook, IL – February 18, 2010 – RC2 Corporation (NASDAQ:RCRC), today announced improved results for the fourth quarter and year ended December 31, 2009, and a preliminary 2010 full year net income outlook.  Net income for the fourth quarter 2009 was $8.3 million, or $0.38 per diluted share, as compared with a net loss of $212.4 million, or $12.32 per diluted share, for the fourth quarter 2008.  Excluding non-cash impairment charges, net income for the fourth quarter 2009 was $9.4 million, or $0.43 per diluted share.  Fourth quarter 2009 diluted earnings per share reflects the full impact from the Company’s August stock offering and includes a $2.4 million pre-tax, non-cash impairment charge related to the Sesame Street infant and toddler products license, which is not being renewed after 2010.  Net income for the fourth quarter 2008, excluding non-cash impairment and write-down charges, severance and other related costs, and recall-related items, was $7.5 million, or $0.43 per diluted share.

Net income for the year ended December 31, 2009 was $27.0 million, or $1.39 per diluted share, as compared with a net loss of $205.8 million, or $11.82 per diluted share, for the year ended December 31, 2008.  Excluding the impact of non-cash impairment charges and recall-related items, net income for the year ended December 31, 2009 was $28.5 million, or $1.47 per diluted share.  Full year 2009 diluted earnings per share reflects a pro-rata impact from the Company’s August stock offering.  Net income for the year ended December 31, 2008, excluding non-cash impairment and write-down charges, severance and other related costs, and recall-related items, was $25.7 million, or $1.46 per diluted share.

Net sales for the fourth quarter 2009 decreased slightly to $121.3 million compared with net sales of $121.7 million for the fourth quarter a year ago.  Favorable fluctuations in foreign currency exchange rates benefited the fourth quarter 2009 consolidated net sales comparisons by approximately 3.0%.  Net sales for the year ended December 31, 2009 decreased by 3.6% to $421.1 million compared with net sales of $437.0 million for the year ended December 31, 2008.  Unfavorable fluctuations in foreign currency exchange rates reduced the 2009 full year consolidated net sales comparisons by approximately 3.0%. International sales, which increased 12.6% in the fourth quarter and decreased 8.9% for the full year, were essentially flat in both periods after excluding the impact of fluctuations in foreign currency exchange rates.

Commentary
Curt Stoelting, CEO of RC2 commented, “Net sales results in our fourth quarter were in-line with prior year results and our expectations.  Net sales in our mom, infant and toddler products category, which comprised 43.5% of our total annual net sales, increased by 4.3% during the quarter and by 2.7% for the full year versus prior year periods.  Based on these trends and recent new product launches, we expect additional organic growth in our mom, infant and toddler products category in 2010 and 2011.  Net sales in our preschool, youth and adult products category declined by 2.9% and 8.0% during the fourth quarter and 2009 full year, respectively, due to declines in our Take Along™ and agricultural product lines, which offset growth in our Super WHY! and Thomas & Friends  Wooden Railway product lines.”

Stoelting continued, “During 2010, our preschool, youth and adult products category will be in a year of transition.  We are ending sales of our Take Along Thomas & Friends die-cast product line and launching a number of new preschool product lines, including Thomas & Friends Early Engineers™ in many global markets including North America, Dinosaur Train in North America and Chuggington™, our all new train-play property, in international markets.  Our newly introduced Chuggington train-play+ product lines have been well received at the Hong Kong, United Kingdom, Nuremberg and New York toy fairs. Additionally, the initial ratings for the Chuggington television show on Playhouse Disney are encouraging, adding to our confidence for U.S. Chuggington product sales in 2011.  Based on the successful launch of new preschool product lines in 2010, we expect strong organic growth in our preschool, youth and adult products category in 2011.”

Operating Results for 2009 Fourth Quarter and Year
The 2009 fourth quarter gross margin increased to 45.4%, as compared with 38.4% in the prior year fourth quarter, primarily due to a more favorable product mix, cost reduction initiatives and lower input costs, as well as a non-cash tooling write-off in the prior year quarter. Selling, general and administrative expenses decreased to $40.7 million, or 33.6% of net sales, in the fourth quarter 2009, as compared with $43.5 million, or 35.8% of net sales, in the fourth quarter 2008, primarily due to the net impact of the Company’s operating cost reduction plan offset by higher variable expenses.  The Company reported Adjusted EBITDA of $19.6 million in the fourth quarter of 2009, as compared with Adjusted EBITDA of $16.3 million in the fourth quarter of 2008.

Gross margin for the year ended December 31, 2009 increased slightly to 44.0%, as compared with 43.9% in the year ended December 31, 2008 primarily due to cost reduction initiatives and the impact from non-cash tooling write-off charges in 2008, offset by less favorable product mix shift within our mother, infant and toddler products category and unfavorable foreign exchange rate impact.  Selling, general and administrative expenses decreased by $19.0 million to $136.9 million, or 32.5% of net sales, in the year ended December 31, 2009, as compared with $155.9 million, or 35.7% of net sales, in the year ended December 31, 2008, primarily due to the net impact of the Company’s operating cost reduction plan, and to a lesser extent, lower variable sales-related costs.  The Company reported Adjusted EBITDA of $65.2 million in the year ended December 31, 2009, as compared with Adjusted EBITDA of $62.4 million in the year ended December 31, 2008.

Cash and Outstanding Debt
As of December 31, 2009, the Company had cash and cash equivalent balances, as well as unrestricted certificates of deposit with maturities greater than 90 days, of $92.1 million, outstanding term debt of $41.3 million, and no borrowings outstanding under its $70.0 million line of credit.  During the fourth quarter 2009, the Company prepaid $18.7 million on its term loan with its next scheduled principal payment of $3.8 million due June 30, 2011.  As of December 31, 2009, excluding the offering proceeds, the Company’s debt, net of cash, was reduced by $56.7 million, as compared with its debt, net of cash, at December 31, 2008.  The Company previously received net proceeds of $57.1 million in the 2009 third quarter in a public offering of its stock.

Commentary
Stoelting continued, “Our fourth quarter and full year results benefited from our operating cost reduction plan which helped reduce our annual operating expenses by over $15 million.  During the second half of 2009, we benefited from raw material and freight cost reductions.  We expect raw material and freight costs to return to more normalized levels and trends during 2010.  We also have benefited from working capital improvements, which when coupled with our increased net income, have generated over $62 million of cash from operations during 2009.”

Stoelting concluded, “We anticipate a continued challenging economic environment in 2010.  However, we are encouraged by recent sales trends and remain focused on our long-term strategic goals, which include both organic growth and growth through acquisition.  Our strong financial position and our experienced, proven management team provide us with the platform to continue to deliver solid results during our preschool product line transitions and continued tough economic times in 2010, while building toward higher levels of sustainable growth in 2011 and beyond.”

Preliminary 2010 Financial Outlook

Sales and profits are dependent on a number of factors including the ongoing success and expansion of our product lines, successful introductions of new products and product lines and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions, including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders, especially reorders in the holiday season.  The Company expects organic sales growth in its mother, infant and toddler products category in 2010.  At the same time, the Company expects 2010 will be a transition year for the preschool, youth and adult products category, as the Company ends sales of the Take Along Thomas & Friends die-cast product line and launch a number of new preschool product lines, as previously mentioned, mostly in the second half of 2010.

At this time, the Company’s preliminary outlook for full year 2010 net income and diluted earnings per share is in the range of approximately $30 to $32 million and $1.35 to $1.45, respectively.  Due to the aforementioned transition taking place in the preschool, youth and adult products category, overall net sales and profits in the first half of 2010 are expected to be lower than in 2009.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including reconciliations of operating income, net income and diluted earnings per common share adjusted to exclude certain items and Adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the recall-related and non-recurring items were lower in the year ended December 31, 2009, as compared with the year ended December 31, 2008, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Calculation of Adjusted EBITDA," "Reconciliation of Net Income," "Reconciliation of Diluted Earnings Per Common Share," and "Reconciliation of Operating Income" tables attached.

Adjusted EBITDA
Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached "Calculation of Adjusted EBITDA."  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EST on Thursday, February 18, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, infant and toddler products, and collectibles.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® and Lamaze brands, as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Super WHY!, Chuggington, Dinosaur Train, John Deere, Disney's Winnie the Pooh, Princesses, Cars, Fairies, Toy Story and other well known properties.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands.  RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, Asia Pacific and South America.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' “confidence,” "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Chuggington, Dinosaur Train, Bob the Builder, Winnie the Pooh and John Deere, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business of the termination of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; the effect of the reduced borrowing capacity in the Company’s new credit facility on the Company’s ability to access sufficient working capital, the risk that the Company may not have sufficient cash flows to comply with the payment terms of the new credit facility and the Company’s ability to comply with more restrictive covenants in the new credit facility; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2009	% of Net Sales	2008	% of Net Sales	2009	% of Net Sales	2008	% of Net Sales
Net sales (1)	$121,325	100.0%	$121,690	100.0%	$421,139	100.0%	$437,029	100.0%
Cost of sales (2)	66,359	54.7%	75,139	61.7%	236,243	56.1%	246,301	56.4%
Recall-related items	(101)	-0.1%	(178)	-0.1%	(298)	-0.1%	(1,114)	-0.3%
Gross profit	55,067	45.4%	46,729	38.4%	185,194	44.0%	191,842	43.9%
Selling, general and administrative expenses (2)	40,712	33.6%	43,515	35.8%	136,869	32.5%	155,903	35.7%
Impairment of goodwill and other intangible assets	2,432	2.0%	255,853	210.2%	2,432	0.6%	255,853	58.6%
Recall-related items	139	0.1%	597	0.5%	576	0.1%	15,782	3.6%
Terminated acquisition costs	—	—	(17)	—	—	—	1,399	0.3%
Amortization of intangible assets	94	0.1%	219	0.2%	608	0.2%	889	0.2%
Operating income (loss)	11,690	9.6%	(253,438)	-208.3%	44,709	10.6%	(237,984)	-54.5%
Interest expense	955	0.8%	2,206	1.8%	3,923	0.9%	6,584	1.5%
Interest income	(202)	-0.2%	(254)	-0.2%	(546)	-0.1%	(1,579)	-0.4%
Write-off of investment	—	—	—	—	—	—	2,057	0.5%
Other expense (income)	166	0.1%	(3,724)	-3.1%	780	0.2%	(3,553)	-0.8%
Income (loss) before income taxes	10,771	8.9%	(251,666)	-206.8%	40,552	9.6%	(241,493)	-55.3%
Income tax expense (benefit)	2,519	2.1%	(39,217)	-32.2%	13,590	3.2%	(35,741)	-8.2%
Net income (loss)	$8,252	6.8%	$(212,449)	-174.6%	$26,962	6.4%	$(205,752)	-47.1%

Earnings (loss) per common share:
Basic	$0.39		$(12.32)		$1.42		$(11.82)
Diluted	$0.38		$(12.32)		$1.39		$(11.82)

Weighted average shares outstanding:
Basic	21,383		17,245		19,014		17,406
Diluted	21,886		17,245		19,362		17,406

(1)  Net sales includes benefits of $0.4 million and $0.3 million of recall-related returns and allowances reversals for the year ended December 31, 2009 and 2008, respectively.
(2)  Depreciation expense was $2.8 million and $5.9 million for the three months ended December 31, 2009 and 2008, respectively.  Depreciation expense was $11.5 million and $15.4 million for the year ended December 31, 2009 and 2008, respectively.

Selected Consolidated Balance Sheet Data
(in thousands)
	December 31,
	2009	2008
Cash and cash equivalents	$88,049	$32,095
Unrestricted certificates of deposit excluded from cash and cash equivalents	4,005	—
Trade accounts receivable, net	88,905	91,647
Inventory	65,887	73,989
Accounts payable and accrued expenses	69,952	73,986
Line of credit	—	20,120
Term loan	41,250	75,000
Stockholders' equity	$244,733	$148,689

RC2 Corporation and Subsidiaries
Supplemental Reporting
(in thousands)
	Three months ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales by category:
Mother, infant and toddler products	$45,647	$43,778	$183,335	$178,548
Preschool, youth and adult products	75,678	77,912	237,804	258,481
Net sales	$121,325	$121,690	$421,139	$437,029

Net sales by channel:
Chain retailers	$84,879	$86,789	$309,560	$307,341
Specialty retailers, wholesalers, OEM dealers and other	36,446	34,901	111,579	129,688
Net sales	$121,325	$121,690	$421,139	$437,029

Net sales by geographic location:
North America	$89,185	$93,047	$321,380	$327,311
International (1)	32,305	28,690	100,648	110,451
Sales and transfers between segments	(165)	(47)	(889)	(733)
Net sales	$121,325	$121,690	$421,139	$437,029

(1)  As compared to prior year, international sales were positively impacted from foreign currency exchange rates by approximately 11% in the three months ended December 31, 2009 and negatively impacted from foreign currency exchange rates by approximately 9% in the year ended December 31, 2009.

Calculation of Adjusted EBITDA
(in thousands)
	Three months ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Income before income taxes	$10,771	$(251,666)	$40,552	$(241,493)
Impairment of goodwill and other intangible assets	2,432	255,853	2,432	255,853
Depreciation	2,802	5,946	11,450	15,390
Amortization	94	219	608	889
Compensation expense for equity awards	2,486	2,044	6,298	6,078
Cash-based severance charges	—	1,344	—	1,344
Recall-related items	39	419	(160)	14,327
Terminated acquisition costs	—	(17)	—	1,399
Write-off of investment	—	—	—	2,057
Loss (gain) on disposal of fixed assets	12	(64)	141	(51)
Interest expense	955	2,206	3,923	6,584
Adjusted EBITDA	$19,591	$16,284	$65,244	$62,377

Reconciliation of Net Income
(in thousands)
	Three months ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
As reported	$8,252	$(212,449)	$26,962	$(205,752)
Impairment of goodwill and other intangible assets	1,137	215,754	1,137	215,754
Recall-related items	24	852	371	10,115
Write-off of tooling	—	1,731	—	1,731
Severance and other non-cash charges	—	1,445	—	1,445
Write-off of investment	—	82	—	1,452
Terminated acquisition costs	—	45	—	988
As adjusted	$9,413	$7,460	$28,470	$25,733

Reconciliation of Diluted Earnings Per Common Share

	Three months ended December 31,		Year Ended December 31,
	2009	2008 (1)	2009	2008 (1)
As reported	$0.38	$(12.32)	$1.39	$(11.82)
Impairment of goodwill and other intangible assets	0.05	12.51	0.06	12.39
Recall-related items	—	0.05	0.02	0.57
Write-off of tooling	—	0.10	—	0.10
Severance and other non-cash charges	—	0.08	—	0.08
Write-off of investment	—	0.01	—	0.08
Terminated acquisition costs	—	—	—	0.06
As adjusted	$0.43	$0.43	$1.47	$1.46

(1)  Diluted earnings per share for the quarter and year ended December 31, 2008, is calculated using weighted average shares outstanding of 17,401 and 17,649, respectively.

Reconciliation of Operating Income
(in thousands)

	Three months ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
As reported	$11,690	$(253,438)	$44,709	$(237,984)
Impairment of goodwill and other intangible assets	2,432	255,853	2,432	255,853
Recall-related items	39	419	(160)	14,327
Write-off of tooling	—	2,747	—	2,747
Severance and other non-cash charges	—	2,228	—	2,228
Terminated acquisition costs	—	(17)	—	1,399
As adjusted	$14,161	$7,792	$46,981	$38,570